Exhibit 99.1

Tyson Foods Announces Donnie King to Succeed Dean Banks as President and CEO
Springdale, Arkansas – June 2, 2021 – Tyson Foods, Inc. (NYSE: TSN) announced today that Chief Operating Officer Donnie King has been named President and Chief Executive Officer, effective immediately. Current President and CEO Dean Banks is leaving the company and board for personal reasons.
“The board and I know that Donnie has a deep understanding of our business, values and culture and the solid leadership skills needed to continue to implement our strategy and deliver strong results,” said John H. Tyson, chairman of the board. “We want to express our appreciation to Dean for his contributions as a board member and executive.”
“Being a part of Tyson Foods has been a very rewarding experience,” said Banks. “Upon deep personal reflection, and discussions with my family, the board, and my colleagues, I believe that stepping down and concentrating on my family is the right decision at this time.”
“I’m humbled but excited about leading Tyson Foods, a company that feeds millions of people and means so much to me personally,” said King. “I believe we need to be sharply focused on operating with excellence, executing our strategies, and continuing to innovate across our businesses throughout the world. With our strong leadership team, we are committed to winning with our customers and delivering an outstanding team member experience.”
King has more than 36 years of experience in the protein business, holding a variety of executive leadership positions involving virtually all facets of the company including poultry, beef, pork, prepared foods and international. He has also provided executive oversight of other important areas, such as food safety and quality assurance, health and safety, continuous improvement, engineering, and supply chain.
About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp®, and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company has 139,000 team members. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit TYSONFOODS.COM to learn more.

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Contact: Gary Mickelson, gary.mickelson@tyson.com, 479-236-9022